Exhibit 99.1

Clayton, Dubilier & Rice Completes First Stage of CHC Investment With Convertible Preferred Purchase

Oct. 30, 2014 –New York – Clayton, Dubilier & Rice (CD&R) has completed the first stage of CD&R’s investment in CHC Group Ltd. (NYSE: HELI) through the purchase of 116,000 convertible preferred shares in a private placement for a price of $116 million, consistent with terms of an investment agreement that CHC and CD&R entered into on Aug. 21.

CD&R is investing an additional $384 million, subject to approval by the CHC shareholders at an extraordinary general meeting, to be held on Nov. 7, and satisfaction of other closing conditions.

Finally, CHC is providing existing shareholders with rights to purchase up to a combined $100 million of additional preferred shares. For the rights offering to existing shareholders to be completed, those shareholders must purchase a minimum combined $50 million of preferred shares. CD&R has agreed to purchase the full $100 million of additional preferred shares if the $50 million threshold in the offering to existing shareholders is not reached. As a result, CD&R’s total investment in CHC could be up to $600 million.

CHC estimates that the net proceeds from the private placement, together with the rights offering and after deducting estimated expenses, will be approximately $572.4 million. CHC plans to use proceeds from the investment primarily to reduce debt and other fixed charges. A portion of the proceeds is expected to be used to redeem $105 million of senior unsecured notes and $130 million of senior secured notes, plus associated premiums.

As part of the transaction and concurrent with today’s convertible share purchase, CD&R partners John Krenicki Jr. and Nathan K. Sleeper have joined the CHC board of directors. Mr. Krenicki has assumed the role of chairman. William E. Macaulay has resigned from the board effective today.

About CHC Group Ltd.
CHC Group Ltd. is a commercial operator of helicopters focused on enabling customers to go further, do more and come home safely. CHC provides helicopter flight services to oil and gas companies and government search-and-rescue agencies, and helicopter maintenance, repair and overhaul services to organizations through the Heli-One segment. The company operates 233 aircraft in about 30 countries around the world.

Exhibit 99.1

About Clayton, Dubilier & Rice
Founded in 1978, Clayton, Dubilier & Rice is a private equity firm with an investment strategy predicated on producing financial returns through building stronger, more profitable businesses. CD&R manages approximately $21 billion on behalf of its investors and since inception has acquired 62 businesses with an aggregate transaction value of more than $90 billion. For more information, please visit www.cdr-inc.com.

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Additional Information
The preferred shares offered to the purchaser in the private placement will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities in the rights offering. If you are a shareholder as of the record date for the rights offering, you will receive a prospectus relating to the rights offering and related offering materials following the effectiveness of the registration statement. Those materials will describe in detail the procedures for participation in the rights offering.

Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements and information within the meaning of certain securities laws, including the “safe harbor” provision of the United States Private Securities Litigation Reform Act of 1995, the United States Securities Act of 1933, as amended, the United States Securities Exchange Act of 1934, as amended and other applicable securities legislation. All statements, other than statements of historical fact included in this press release are “forward-looking statements.” While these forward-looking statements represent our best current judgment, actual results could differ materially from the conclusions, forecasts or projections contained in the forward-looking statements. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection in the forward-looking information contained herein. Such factors include: our ability to obtain the approval of the transaction by our shareholders; the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction on the proposed terms and timeframe; the possibility that the remaining transactions do not close when expected or at all, or that the Company may be required to modify aspects of the transactions to achieve regulatory approval; as well as competition in the markets we serve, our ability to secure and maintain long-term support contracts, our ability to maintain standards of acceptable safety performance, political, economic, and regulatory uncertainty, problems with our non-wholly owned entities, including potential conflicts with the other owners of such entities, exposure to credit risks, our ability to continue funding our working capital requirements, risks inherent in the operation of helicopters, unanticipated costs or cost increases associated with our business operations, exchange rate fluctuations, trade industry exposure, inflation, ability to continue maintaining government issued licenses, necessary aircraft or insurance, loss of key personnel, work stoppages due to labor disputes, and future material acquisitions or dispositions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. The Company disclaims any intentions or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to our annual report on Form 10-K and quarterly reports on Form 10-Q, and our other filings, in particular any discussion of risk factors or forward-looking statements, which are filed with the SEC and available free of charge at the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any estimates or forward-looking statements made herein.

Exhibit 99.1

Contact Information
INVESTORS
Lynn Antipas Tyson
Vice President, Investor Relations
+1.914.485.1150
lynn.tyson@chc.ca

MEDIA
T.R. Reid
Vice President, Global Communications
+1.512.869.9094
t.r.reid@chc.ca